Exhibit 5.1

300 Convent Street, Suite 2100 • San Antonio, Texas 78205-3792

Main: 210 224 5575 • Facsimile: 210 270 7205

May 18, 2012

Pioneer Drilling Company

Subsidiary Guarantors Listed in the Form S-4

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Ladies and Gentlemen:

This opinion is provided in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Pioneer Drilling Company, a Texas corporation (the “Company”), and certain of the Company’s subsidiaries, under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $175,000,000 aggregate principal amount of the Company’s 9 7/8% Senior Notes due 2018 (the “Exchange Notes”) in exchange for a like principal amount of the Company’s issued and outstanding 9 7/8% Senior Notes due 2018, issued November 21, 2011 (the “Outstanding Notes”), and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Exchange Notes and the Outstanding Notes. The Exchange Notes are to be issued under an Indenture, dated as of March 11, 2010 (the “Indenture”), by and among the Company, the Subsidiary Guarantors, and Wells Fargo Bank, National Association as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated November 21, 2011, by and among the Company, the Subsidiary Guarantors, and the Trustee (the “Supplemental Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have also assumed (i) the Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the

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May 18, 2012

Act, and the Indenture as amended by the Supplemental Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that, in our opinion:

(i) The Exchange Notes have been duly and validly authorized for issuance by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(ii) The Guarantees of the Exchange Notes have been duly authorized for issuance and, upon issuance of the Exchange Notes (assuming due execution and delivery), will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

(iii) The statements set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Exchange Offer,” insofar as such statements purport to describe certain provisions of statutes or regulations referred to therein, fairly summarize in all material respects such statutes or regulations.

Our opinions in paragraphs (i) and (ii) above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. The opinions expressed above are also subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

The foregoing opinions are expressly limited to matters under and governed by the federal laws of the United States of America, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, and the internal laws of the state of Texas, in each case in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

May 18, 2012

We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.